Exhibit 99.1

Earnings News

FOR RELEASE AT 4PM ET AUGUST 12, 2013

AROTECH CORPORATION REPORTS RECORD RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2013
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Revenues, operating profit, EBITDA and net profit all up substantially over same period last year;
Net income of $0.09/share contributes to trailing twelve months of net income of $0.15/share;
Increases 2013 guidance

Ann Arbor, Michigan, August 12, 2013 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and six months ended June 30, 2013.

Second Quarter Results

Revenues for the second quarter reached $22.4 million, compared to $20.4 million for the corresponding period in 2012, an increase of 9.9%.

Gross profit for the quarter was $6.3 million, or 28.2% of revenues, compared to $3.4 million, or 16.5% of revenues, for the corresponding period last year, an 11.7 point improvement in the gross margin percentage.

Adjusted Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for the quarter was $2.5 million, compared to $(0.1) million for the corresponding    period in 2012. Arotech believes that information concerning adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating profit for the first quarter of 2013 of $1.6 million, compared to an operating loss of $(0.7) million for the corresponding period in 2012.

The Company’s net income from continuing operations for the second quarter was $1.5 million, or $0.09 per diluted share, compared to a net loss of $(1.3) million, or $(0.09) per share, for the corresponding period last year.

“We are proud to report a record quarter for Arotech with  solid profitability, and I note that Arotech now has a trailing twelve-month profit of approximately $2.3 million,” stated Robert Ehrlich, Chairman and CEO Arotech Corporation. “All parts of our business are performing well and ahead of our expectations. As a result, we are increasing our 2013 guidance, with expectations of full-year revenues growing to between $87 and $89 million and full-year EBITDA increasing to between $4.5 and $5.0 million,” concluded Mr. Ehrlich.

First Six Months Results

Revenues for the first six months of 2013 reached $44.4 million, compared to $36.5 million for the corresponding period last year, an increase of 21.8%.

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Gross profit for the first six months of 2013 was $11.6 million, or 26.1% of revenues, compared to $7.6 million, or 21.0% of revenues, for the corresponding period last year, a 5.1 point improvement in the gross margin percentage.

Adjusted Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the first six months of 2013 was $4.0 million, compared to $0.4 million for the corresponding period last year. Arotech believes that information concerning adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating profit for the first six months of 2013 of $2.4 million, compared to an operating loss of $(1.6) million for the corresponding period in 2012.

The Company’s net income from continuing operations for the first six months of 2013 was $2.0 million, or $0.12 per diluted share, versus a net loss of $(2.4) million, or $(0.16) per share, for the corresponding period last year.

Backlog

Backlog of orders totaled approximately $65.7 million as of June 30, 2013, as compared to $87.3 million at June 30, 2012.

Cash Position at Quarter End

As of June 30, 2013, the Company had $1.0 million in cash and $0.5 million in restricted collateral deposits, as compared to December 31, 2012, when the Company had $1.6 million in cash and $0.2 million in restricted collateral deposits.

The Company also had $2.1 million in available, unused bank lines of credit with its main bank as of June 30, 2013, under a $15.0 million credit facility under its FAAC subsidiary, which was secured by the Company’s assets and the assets of the Company’s other subsidiaries and guaranteed by the Company.

The Company had trade receivables of $19.6 million as of June 30, 2013, compared to $9.6 million as of December 31, 2012. The Company had a current ratio (current assets/current liabilities) of 1.43 as of June 30, 2013 and 1.37 as of December 31, 2012.

Revised Guidance

For the full year 2013, Arotech’s management anticipates that revenues will range from $87 million to $89 million. This is an increase from the former guidance range of between $85 million and $87 million.

Management also expects adjusted EBITDA for 2013 to be in the range of between $4.5 million and $5.0 million, a significant increase from the formerly expected range of between $2.9 million and $3.4 million.

The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.

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Conference Call

The Company will host a conference call tomorrow, Tuesday, August 13, 2013 at 9:30 a.m. EDT. Those wishing to access the conference call should dial 1-866-229-7198 (U.S.) or +1-347-293-1926 (international) a few minutes before the 9:30 a.m. EDT start time. For those unable to participate, the teleconference will be available for replay on Arotech’s website at http://www.arotech.com/ beginning 24 hours after the call.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates through two major business divisions: Training and Simulation, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

Investor Relations Contacts: Ehud Helft & Kenny Green CCG Investor Relations Tel: 1 646 201 9246 arotech@gkir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(U.S. Dollars, except share data)

	Six months ended June 30,		Three months ended June 30,
	2013	2012	2013	2012
Revenues	$44,449,973	$36,480,838	$22,396,842	$20,373,130

Cost of revenues	32,865,162	28,832,494	16,088,195	17,013,427
Research and development expenses	1,128,170	1,046,961	594,785	455,808
Selling and marketing expenses	2,620,258	2,613,194	1,383,252	1,328,301
General and administrative expenses	4,854,058	5,001,385	2,466,247	2,000,779
Amortization of intangible assets	550,112	601,305	273,618	299,934
Total operating costs and expenses	42,017,760	38,095,339	20,806,097	21,098,249

Operating income (loss)	2,432,213	(1,614,501)	1,590,745	(725,119)

Other income	268,682	753	267,449	561
Financial expenses, net	(302,879)	(379,000)	(113,742)	(342,164)
Total other expense	(34,197)	(378,247)	153,707	(341,603)
Income (loss) from continuing operations before income tax expense	2,398,016	(1,992,748)	1,744,452	(1,066,722)

Income tax expense	428,902	397,154	254,125	199,577
Income (loss) from continuing operations	1,969,114	(2,389,902)	1,490,327	(1,266,299)
Loss from discontinued operations, net of income tax	(87,930)	(1,571,201)	(13,187)	(1,635,361)
Net income (loss)	1,881,184	(3,961,103)	1,477,140	(2,901,660)

Other comprehensive income, net of income tax
Foreign currency translation adjustment	269,923	(171,511)	58,247	(338,586)
Comprehensive income (loss)	$2,151,107	$(4,132,614)	$1,535,387	$(3,240,246)

Basic net income/loss per share – continuing operations	$0.13	$(0.16)	$0.10	$(0.09)
Basic net income/loss per share – discontinued operations	$(0.01)	$(0.11)	$0.00	$(0.11)
Basic net income/loss per share	$0.12	$(0.27)	$0.10	$(0.20)

Diluted net income/loss per share – continuing operations	$0.12	$(0.16)	$0.09	$(0.09)
Diluted net income/loss per share – discontinued operations	$(0.01)	$(0.11)	$0.00	$(0.11)
Diluted net income/loss per share	$0.11	$(0.27)	$0.09	$(0.20)
Weighted average number of shares used in computing basic net income/loss per share	15,472,667	14,691,577	15,554,199	14,728,352
Weighted average number of shares used in computing diluted net income/loss per share	16,075,407	14,691,577	16,146,939	14,728,352

Reconciliation of Non-GAAP Financial Measure – Continuing Operations

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance and its progress towards GAAP profitability. Reconciliation of EBITDA to the nearest GAAP measure follows:

	Six months ended June 30,		Three months ended June 30,
	2013	2012	2013	2012
Net Income (loss) continuing (GAAP measure)	$1,969,114	$(2,389,902)	$1,490,327	$(2,901,660)
Add back:
Financial (income) expense – including interest	302,879	379,000	113,742	342,164
Income tax expenses (benefit)	428,902	397,154	254,125	199,577
Depreciation and amortization expense	1,133,017	1,154,708	561,760	580,330
Other adjustments*	166,533	851,423	69,477	1,691,351
Total adjusted EBITDA	$4,000,445	$392,383	$2,489,431	$(88,238)

*     Includes stock compensation expense, one-time transaction expenses, and other non-cash expenses.

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